         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.       )


Filed by the Registrant   / /
Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CAM DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                              PAUL CACERES, JR.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-16(i)(3).
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

      Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ----------------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
      3)  Filing Party:

          ----------------------------------------------------------------------
      4)  Date Filed:

          ----------------------------------------------------------------------

                             CAM DATA SYSTEMS, INC.
                         17520 NEWHOPE STREET, SUITE 100
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 9, 1996

To the Shareholders of CAM Data Systems, Inc.

         NOTICE IS HEREBY GIVEN THAT the 1996 Annual Meeting of Shareholders of CAM DATA SYSTEMS, INC. (the "Company"), will be held on May 9, 1996 at 2:00 o'clock P.M. at 17520 Newhope Street, Suite 100, Fountain Valley, California 92708 (the "Annual Meeting") for the purposes described below.

     1. To elect three (3) persons to serve on the Company's Board of Directors who shall hold office until the next annual meeting of shareholders or until their successors are duly elected and shall have qualified. Management proposes to nominate to the Board of Directors the following individuals:

                Geoffrey D. Knapp
                Walter W. Straub
                David Frosh

     2. To confirm the appointment of Ernst & Young as the independent auditors of the Company.

     3.  To amend the Company's 1993 Stock Option Plan.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         Shareholders of record at the close of business on March 11, 1996 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

         Holders of a majority of the outstanding shares of the Company's Common Stock must be present, either in person or by proxy, in order for the Annual Meeting to be held. The proxy is revocable at any time and will not affect your right to vote in person if you attend the Annual Meeting.

                By Order of the Board of Directors

                /s/ Geoffrey D. Knapp

                Geoffrey D. Knapp
                Secretary

                March 11, 1996

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, IF YOU ARE NOT ABLE TO BE PRESENT, PLEASE BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING BY INDICATING YOUR VOTING INSTRUCTIONS, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

                             CAM DATA SYSTEMS, INC.
                         17520 NEWHOPE STREET, SUITE 100
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CAM Data Systems, Inc. (the "Company") of proxies, in the form enclosed, for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the time and place and for the purpose set forth in the attached Notice of Annual Meeting of Shareholders.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear to be desirable to do so, directors, officers and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone or in person to request that proxies be furnished. The Company may also reimburse persons holding stock as nominees for reasonable expenses in sending proxy material to their principals.

         Mailing of this proxy statement and the accompanying proxy is to commence on or about March 18, 1996.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On March 11, 1996, the record date for Shareholders entitled to vote at the 1996 Annual Meeting of Shareholders of the Company, the Company's outstanding voting securities consisted of 1,941,000 shares of Common Stock, par value $.001, of which each share is entitled to one vote.

         The following table sets forth as of December 31, 1995, certain information regarding ownership of the Company's Common Stock by (i) each person that the Company knows is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and executive officer of the Company who owns Common Stock and (iii) all directors and officers as a group, without naming them, showing name and address, amount and nature of shares beneficially owned and the percentage of the class owned.

                        NAME AND ADDRESS           AMOUNT & NATURE             PERCENTAGE
      TITLE OF             OF BENEFICIAL             OF BENEFICIAL             OF
       CLASS               OWNER                     OWNERSHIP (9)            CLASS (10)
       -----               -----                     -------------            ----------
Common Stock               Geoffrey D. Knapp(1)            387,900  (2)            18.1%
Common Stock               Paul Caceres Jr. (1)             52,500  (3)             2.5%
Common Stock               Timothy D. Coco (1)               7,500  (4)               *
Common Stock               Mark Bolton (1)                   4,400  (5)               *
Common Stock               David Fuller (1)                  5,000  (6)               *
Common Stock               Walter W. Straub(1)              65,000  (7)             3.0%
Common Stock               David Frosh (1)                  32,800  (8)             1.5%
Common Stock               ZPR Investment Mgmt.            437,200                 20.4%
Common Stock               All Directors and
                           Officers as a
                           Group (of 7 persons)            555,100                 26.4%

*  Less than 1.0%.

(1) c/o Cam Data Systems, Inc., 17520 Newhope Street, Suite 100, Fountain Valley, California 92708.

(2) Includes (i) an aggregate of 3,100 shares of Common Stock held in trust for three daughters of Mr. Geoffrey Knapp over which he has shared voting power (ii) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 1997 or twelve months after ceasing to serve as a director at a price of $2.34 per share(iii) options to purchase an aggregate of 50,000 shares until October 20, 2003 at a price of $1.93 per share.

(3) Includes options to purchase (i) an aggregate of 15,000 shares of Common Stock until October 20, 2003 at a price of $1.75 per share (ii) an aggregate of 17,500 shares of Common Stock until January 3, 2004 at a price of $2.13 per share.

(4) Includes options to purchase (i) an aggregate of 3,100 shares of Common Stock until April 1, 2003 at a price of $3.38 per share (ii) an aggregate of 4,400 shares of Common Stock until January 3, 2004 at a price of $2.13 per share.

(5) Includes options to purchase an aggregate of 4,400 shares of Common Stock until January 3, 2004 at a price of $2.13 per share

(6) Includes options to purchase an aggregate of 5,000 shares of Common Stock until March 13, 2005 at a price of $2.25 per share

(7) Includes options to purchase (i) an aggregate of 10,000 shares of Common Stock until the sooner of August 29, 1995 or twelve months after ceasing to serve as a director at a price of $.50 per share and (ii) options to purchase an aggregate of 10,000 shares until the sooner of August 7, 1996 or twelve months after ceasing to serve as a director at a price of $.875 per share and (iii) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 1997 or twelve months after ceasing to serve as a director at a price of $2.125 per share (iv) options to purchase an aggregate of 7,500 shares until the sooner of October 19, 2003 or twelve months after ceasing to serve as a director at a price of $1.75 per share.

(8) Includes options to purchase (i) options to purchase an aggregate of 5,000 shares until the sooner of August 7, 1996 or twelve months after ceasing to serve as a director at a price of $.875 per share and (ii) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 1997 or twelve months after ceasing to serve as a director at a price of $2.125 per share (iii) options to purchase an aggregate of 7,500 shares until the sooner of October 19, 2003 or twelve months after ceasing to serve as a director at a price of $1.75 per share.

(9) For the purposes of the above table and the notes thereto, the Company's Common Stock shown as "beneficially owned" includes all securities which pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to be "beneficially owned" including, without limitation, all securities which the "beneficial owner" has the right to acquire within 60 days, as, for example, through the exercise of any option, warrant or right, the conversion of convertible securities or pursuant to the power to revoke a trust, discretionary account or similar arrangement.

(10) The percentage of ownership of the class of voting securities in the above table has been calculated by dividing (i) the aggregate number of shares of such class actually owned plus all shares of such class which may be deemed to be "beneficially owned," by (ii) the number of shares of such class actually outstanding plus the number of shares of such class such "beneficial owner" may be deemed to "beneficially own" assuming no other acquisitions of shares of such class through the exercise of any option, warrant or right by any other person.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                        PROPOSAL 1: ELECTION OF DIRECTORS

         A total of three directors will be elected at the Annual Meeting. Management proposes to nominate Geoffrey D. Knapp, Walter W. Straub, and David Frosh for election as directors, each to hold office until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified. While the Company's Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director of the Company, the proxies solicited hereby will be voted for such other persons as shall be designated by the Company's Board of Directors should any nominee become unavailable to serve. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

         Information regarding the current directors and executive officers, nominees for election as directors and significant employees of the Company appears below. These statements are in each instance based on information furnished to the Company by the person concerned. Information regarding ownership of the Company's Common Stock by the directors and executive officers of the Company is set forth above under "Voting Securities and Principal Holders Thereof" contained in the preceding table.

NOMINEES

         Certain information concerning the three persons nominated at the Annual Meeting by the Board of Directors for election as directors for the ensuing year is set forth below:

     NAME                           AGE     POSITION WITH THE COMPANY
     ----                           ---     -------------------------
Geoffrey D. Knapp                   37      Chief Executive Officer,
                                            President and Director
Walter W. Straub                    52      Director
David Frosh                         37      Director

         Geoffrey D. Knapp, founder of the Company, has been a director, and an officer of the Company since its organization in September, 1983. From 1980 to 1983, he was employed by Triad Systems Corporation as a point of sale systems salesman selling to retail hardware stores. Mr. Knapp received a B.S. in Marketing from the University of Oregon in 1980.

         Walter W. Straub, has been a director of the Company since May 1989. He is also currently, and has been since October 1983, President, Chief Executive and a director of Rainbow Technologies, Inc., a public company engaged in the business of designing, developing, manufacturing and marketing of proprietary computer related security products. Mr. Straub received a B.S. in Electrical Engineering in 1965 and an MBA in Finance in 1970 from Drexel University.

         David A. Frosh was elected as a director in August 1991. Since June 1990, Mr. Frosh has been employed as a sales executive for the national accounts division of Automatic Data Processing (ADP). ADP provides computerized transaction processing, data communications and information services. From June 1988 to June 1990, Mr. Frosh served as director of marketing for Optima Retail Systems, a privately held company which manufactured and marketed inventory control systems for the retail apparel industry. From July 1980 to June 1988, Mr Frosh held several marketing and management positions including national accounts manager for the Los Angeles division of Savin Corporation, a marketer of office copier and facsimile machines. Mr. Frosh received a B.A. in Marketing from Central Michigan University in 1980.

STRUCTURE AND FUNCTION OF THE BOARD OF DIRECTORS

         During the Company's fiscal year ended September 30, 1995, the Board of Directors held four meetings. Each incumbent director attended 100% of the total number of meetings of the Board of Directors held during fiscal 1995.

         The Company has a Compensation Committee which consists of Geoffrey D. Knapp, David Frosh and Walter Straub. During fiscal 1995, the Compensation Committee held one meeting. The Company has an Audit Committee which consists of Walter W. Straub. The Audit Committee held one meeting during fiscal 1995. The Company has an Option Committee which consists of David Frosh and Walter Straub. There is no nominating committee of the Board of Directors; the Board of Directors meets as a whole to nominate individuals for election as directors.

         Except as stated, there are no arrangements or understandings by or between any director or executive officer and any other person(s), pursuant to which he or she is to be selected as a director or executive officer, respectively.

EXECUTIVE OFFICERS

         In addition to Mr. Knapp, the Company has four other executive officers, Paul Caceres Jr., Chief Financial Officer and Chief Accounting Officer, Timothy D. Coco, Vice President of Customer Service, Mark Bolton, Vice President of Operations, and David Fuller, Vice President of Research and Development. The executive officers serve at the discretion of the Board of Directors.

         Paul Caceres, Jr. has been the Chief Financial Officer and Chief Accounting Officer of the Company since September, 1987. From 1982 to 1987, Mr. Caceres was employed by Arthur Young & Company, the predecessor to Ernst & Young, as an Audit Manager. He received a B.S. in Business Administration from the University of Southern California in 1982.

         Timothy D. Coco has been the Vice President of Customer Service since January 1994. From 1990 to 1993, Mr. Coco served as sales manager for Lindy Office products, a company that sells office supplies, office furniture and printing services to small and medium size businesses. From 1989 to 1990, Mr. Coco served as a sales trainer and management consultant for IDK Group Inc., a company that provides sales training, management consulting, and employee development related services to the micro computer industry. From 1984 to 1989, Mr. Coco was the President of his own Company called Quality Automation Systems
(QAS). QAS developed and marketed turn key computerized distribution management, point of sale, and accounting systems to the office supply industry. Mr. Coco sold this company in 1989.

         Mark Bolton has been the Vice President of Operations since January 1994. From 1991 to 1994, Mr. Bolton was employed by Disneyland as the Supervisor of Transportation Services. From 1987 to 1991, Mr. Bolton was employed by CAM Data Systems in various positions that included customer service representative, installation coordinator, purchasing agent, inventory control, and most recently, operations manager. From 1985 to 1987, Mr. Bolton was employed by JANACO BMW as the service manager.

         David Fuller has been the Vice President of Research and Development since April 1995. From 1988 to 1995, Mr. Fuller was the sole proprietor of Retail Software Innovators, a company that provided point of sale software, programming services, and technical support to small and medium size retailers. From 1982 to 1988, Mr. Fuller was the Vice President of Research and Development for Retail Solutions Inc., a company that provided point of sale software, programming services, and technical support to small and medium size retailers.

FAMILY RELATIONSHIPS

         There are no family relationships between any director and/or executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         During the fiscal year ended September 30, 1995, the Company granted non-qualified options to certain employees and directors to purchase an aggregate of 65,000 shares of Common Stock of the Company at a price ranging from $2.25 to $2.37 per share expiring ten years from the date of grant.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following summary compensation table sets forth, as of the date hereof, information concerning cash compensation, bonuses and deferred compensation paid by the Company for services rendered to the Company during the fiscal year ended September 30, 1995, and the prior two fiscal years, to the Company's Chief Executive Officer, and the executive officers whose total compensation exceeded $100,000:

                     SUMMARY COMPENSATION TABLE

                       ANNUAL                                          LONG TERM
                       COMPENSATION                                    COMPENSATION
                       ------------                                    ------------
NAME AND                                                    OTHER                         (2)
PRINCIPAL                        (1)                        ANNUAL       NUMBER OF     ALL OTHER
POSITION               YEAR     SALARY        BONUS      COMPENSATION    OPTIONS      COMPENSATION
--------               ----     ------        -----      ------------    -------      ------------
Geoffrey Knapp
Chairman of            1995    $164,500      $31,400            --           --         $2,000
  the Board            1994    $150,000      $13,000            --       50,000         $2,000
  and CEO              1993    $131,500      $30,000            --       10,000         $2,000

Paul Caceres Jr.
Chief Financial        1995    $103,800      $20,000            --           --         $2,000
  Officer              1994    $ 90,000      $ 9,000            --       45,000         $2,000
                       1993    $ 85,000      $18,000            --           --         $1,700

Timothy D. Coco
Vice President of      1995    $ 84,000      $16,800            --           --             --
  Customer Service     1994    $ 80,000      $ 8,000            --       10,000             --
                       1993    $ 32,500      $    --            --        5,000             --

(1) Bonuses paid to the Named executives are pursuant to annual incentive compensation programs established each year for selected employees of the Company, including the Company's executive officers. Under this program, performance goals, relating to such matters as sales growth, gross profit margin and net income as a percentage of sales and individual efforts were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Company and the individual achieved or exceeded the performance goals.

(2) All other compensation consists of interest on employee notes payable to the Company, that was declared compensation during the year.

There were no options issued to officers in fiscal 1995, table is excluded.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

                                                                    VALUE OF
                                                 NUMBER OF        UNEXERCISED
                                                UNEXERCISED       IN-THE-MONEY
                                                  OPTIONS           OPTIONS
                       SHARES                   AT SEPT. 30,      AT SEPT. 30,
                       ACQUIRED                    1995               1995
                          ON         VALUE(1)   EXERCISABLE/      EXERCISABLE/
NAME                   EXERCISE     REALIZED   UNEXERCISABLE     UNEXERCISABLE
----                   --------     --------   -------------     -------------
Geoff Knapp                --        $  --     60,000/--          $97,600/--
Paul Caceres Jr.           --        $  --     32,500/12,500      $54,400/$18,800
Timothy D. Coco            --        $  --      4,400/5,600       $ 6,600/$8,400


(1) Market value of the underlying securities at the exercise date minus the exercise price of the options.

                        REPORT OF COMPENSATION COMMITTEE

The following report of the Compensation Committee is provided solely to the shareholders of the Company pursuant to the requirements of Schedule 14A promulgated under the Securities Exchange Act of 1934, and shall not be deemed to be "filed" with the Securities and Exchange Commission for the purpose of establishing statutory liability. The Report shall not be incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement.

TO: THE BOARD OF DIRECTORS

    As members of the Compensation Committee, it is our duty to review and recommend the compensation levels for members of the Company's management, evaluate the performance of management and administer the Company's various incentive plans. This Committee has reviewed in detail the Compensation of the Company's five executive officers. In the opinion of the Committee, the compensation of the five executive officers of the Company is reasonable in view of its performance and the respective contributions of such officers to the Company' performance.

    In determining the management compensation, this Committee compares the compensation paid to management to the level and structure of compensation paid to competing companies. Additionally, the Committee considers the sales and earnings performance of the Company compared to competing and similarly situated companies. The Committee also takes into account such relevant external factors as general economic conditions, geographic market of work place, stock price performance and stock market prices.

    Management compensation is comprised of 75% to 80% of fixed salary, and 20% to 25% variable compensation based on performance factors. Stock options are granted at the discretion of the Board of Directors, and there is no set minimum or maximum amount of options that can be issued. Performance factors that determine management compensation are sales and net income of the Company. These performance factors were exceeded in fiscal 1995, with a revenue increase of 11%, and a 56% increase in net income.

    The committee examines compilations of executive compensation such as various industry compensation surveys for middle market companies. In 1995, the compensation for the Chief Executive Officer was comparable to other Chief Executive Officers of middle market companies in related industries.

Mr. Knapp, a member of the Committee, is also an executive officer of the Company. However, Mr. Knapp abstained from any considerations with respect to any decision directly affecting his compensation.

         Compensation Committee


         David Frosh, Walter Straub and Geoffrey D. Knapp
         March 11, 1996

                                PERFORMANCE GRAPH

    The following graph shows the performance of the Company's stock for the last five fiscal years in relation to the Total Return Index for The NASDAQ Stock Market (US Companies) and also compared to the NASDAQ Retail Trade Stocks Total Return Index.


                         STOCK INDEX FOR FISCAL 1995

          TOTAL RETURN INDEX FOR NASDAQ STOCK MARKET (US COMPANIES)

<Caption
MEASUREMENT PERIOD            INDEX TO PLOT
9/30/90                           100
9/30/91                           157.3254
9/30/92                           176.3384
9/30/93                           230.9672
9/30/94                           232.8578
9/30/95                           321.4715

              TOTAL RETURN INDEX FOR NASDAQ RETAIL TRADE STOCKS

<Caption
MEASUREMENT PERIOD            INDEX TO PLOT
9/30/90                           100
9/30/91                           180.5284
9/30/92                           182.4333
9/30/93                           206.342
9/30/94                           202.6963
9/30/95                           223.8749

                TOTAL RETURN INDEX FOR CAM DATA SYSTEMS STOCK


<Caption
MEASUREMENT PERIOD            INDEX TO PLOT
9/30/90                           100
9/30/91                            88.88889
9/30/92                           211.1111
9/30/93                           222.2222
9/30/94                           177.7778
9/30/95                           322.2222


    This stock price data is prepared from data generated under the assumption of dividend reinvestment.

THE STOCK PRICE PERFORMANCE GRAPH IS PURELY HISTORICAL INFORMATION AND SHOULD NOT BE RELIED UPON AS INDICATIVE OF FUTURE PRICE PERFORMANCE.

COMPENSATION OF DIRECTORS.

    In May, 1995, the Company granted options to purchase 7,500 shares of Common Stock to each outside director, as compensation for serving as such, and these options were issued at the current market price of $2.375 per share. These options were granted under the terms and conditions of the Company's 1993 Stock Option Plan.

    In addition, directors who are not also executive officers of the Company are entitled to an expense reimbursement for attending meetings of the Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Management believes all such individuals were in compliance with
Section 16(a) at September 30, 1995, except as noted below. These reports were subsequently filed.

The following table sets forth the individuals who met the requirements of
Section 16(a) during the year ended September 30, 1995 and were filed late:

                                     NO. OF          NO. OF
                      NO. OF        TRANSACTIONS     REPORTS
NAME                 LATE REPORTS   ON LATE REPORTS  NOT FILED
----                 ------------   ---------------  ---------
Walter Straub             1              1                --
David Frosh               1              1                --

INCENTIVE STOCK OPTION PLAN

    An Incentive Stock Option Plan (the "ISO Plan") in accordance with Section 422A of the Internal Revenue Code of 1954, as amended (the "Code"), was adopted by the Board of Directors and approved by the stockholders of the Company in June 1987. The ISO Plan authorizes the Board of Directors to grant options from time to time to directors, officers and key employees of the Company. In April 1990, the total number of shares of the Company's Common Stock that may be issued or delivered under the ISO Plan net of forfeiture and based on the present capitalization was increased from 100,000 to 250,000 shares.

    Options granted under the ISO Plan must comply with certain provisions of the Code relating to, among other things, the maximum dollar amount of options that may be exercised by an optionee in any calendar year, the minimum exercise price of an option and the persons eligible to be granted options. No options granted under the ISO Plan will be exercisable for a period exceeding five years, and the ISO Plan expires in June 1997.

    Except as otherwise required by the Code with respect to optionees owning 10% or more of the Common Stock outstanding at the time of grant, the exercise price of an option under the ISO Plan must not be less than 100% of the fair market value of the underlying Common Stock at the time of grant. The fair market value of a share of Common Stock is to be determined by the Board of Directors, or by a committee of the Board of Directors, as the case may be, in good faith based upon the trading market of such shares.

    The exercise price of any options granted pursuant to the ISO Plan to optionees owning more than 10% of the Common Stock outstanding at the time of grant may not be less than 110% of the fair market value of the underlying Common Stock at the time of grant.

1993 STOCK OPTION PLAN

    In April 1993, the shareholders of the Company approved the Company's 1993 Stock Option Plan (the "1993 Plan") under which non-statutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 400,000 shares of the Company's common stock. The Plan has a term of ten years. There have been 327,000 options granted under the 1993 Plan as of September 30, 1995. See proposed amendment to 1993 Stock Option Plan in Proposal 3 of this proxy.

401-K PLAN

    In July 1991, the Company adopted a contributory profit-sharing plan under
Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Under the plan, eligible employees are able to contribute up to 15% of their compensation. The Company's contributions are at the discretion of the board of directors. The Company contribution for the fiscal year ended September 30, 1995, totaled $34,000.

                  PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

    It is proposed that the Shareholders approve the selection of Ernst & Young as independent auditors for the Company for the 1996 fiscal year. Ernst & Young is the successor firm of Arthur Young & Company which has been the independent auditors for the Company since 1987, and their reappointment has been recommended by the Board of Directors. Representatives of Ernst & Young are not expected to be present at the Annual Meeting.

    Approval by the shareholders of the proposed selection requires a majority vote of the shares of Common Stock at the Annual Meeting. In the event such approval is not obtained, the Board of Directors will select alternative independent auditors.

                 PROPOSAL 3: AMENDMENT TO 1993 STOCK OPTION PLAN

    To consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan to increase from 400,000 to 650,000 the number of shares of the Company's Common stock for which options may be granted to directors, officers and employees of , and consultants to, the Company.

                 APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN

Description of the Plan

    Under the Company's existing 1993 Plan as currently in effect, only 73,000 shares of Common Stock remain available for the grant of options. See "Compensation of Executive Officers and Directors; 1993 Stock Option Plan". The Company's Board of Directors believes it to be in the best interests of the Company and its stockholders to increase the number the number of shares available for the grant of options to provide incentives to officers and other key employees of the Company to remain with and increase their efforts on behalf of the Company, and to enable the Company's management to grant options to non-employee directors, consultants, major vendors and others expected to provide significant services to the Company. Accordingly, on December 6, 1995, the Company's Board of Directors unanimously approved an amendment to the 1993 Plan to increase by 250,000 the number of shares of the Company's Common Stock available for the grant of options thereunder, and directed that this amendment to the 1993 Plan be submitted to the Company's stockholders at the Annual Meeting for their approval.

    Subject to typical anti-dilution provisions for stock splits, stock dividends, and the like, the 1993 Plan, as amended, would authorize the grant of options to purchase an aggregate of up to 650,000 shares of the Company's Common Stock. As of February 29, 1996, the aggregate market value of these 650,000 shares of Common Stock was 2.9 million dollars, based upon the closing sale price of the Common Stock on that date as reported by NASDAQ. If an option granted under the 1993 Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 1993 Plan. Options granted under the 1993 Plan which are not intended to qualify as "incentive stock options" under Section 422A of the Code ("Incentive Stock Options") but, alternatively, as stock options which will not so qualify ("Nonstatutory Options"). The 1993 Plan will terminate on April 15, 2003, and no options may be granted under the 1993 Plan thereafter. As of the date of this Proxy Statement, options to purchase an aggregate of 327,000 shares have been granted and remain outstanding under the 1993 Plan.

    The 1993 Plan will be administered by a the Board of Directors, or by a committee consisting of at least two members of the Board of Directors who have been appointed by the Board (the "Committee"). The Board or the Committee, as the case may be, will have the authority to select the persons to receive options granted under the 1993 Plan, the extent of their participation, and the terms and conditions of each option, subject to certain limitations set forth in the 1993 Plan. Full and part time employees, officers, non-employee directors, consultants, major vendors, and others expected to provide significant services to the Company may be granted Nonstatutory Options under the 1993 Plan. The Company presently employs approximately 102 persons on a full-time basis, all of whom except for the members of the Committee, if there be one, will be eligible for the selection as participants in the 1993 Plan. Each member of the Option Committee shall automatically receive an option for 7,500 shares of Common Stock of the Company at a price equal to the fair market value on each one year anniversary date of his service as a member of the Option Committee, provided he is a member of the Option Committee at such anniversary date.

    Options granted under the 1993 Plan will become exercisable in accordance with the terms of the grant made by the Board of the Committee, as set forth in a written stock option agreement to be entered into by all participants receiving options granted under the 1993 Plan. The Board or the Committee will have discretionary authority to select participants from among eligible persons and to determine at the time an option is granted, when and in what increments shares covered by the option may be purchased. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option. While the 1993 Plan does not limit the number of shares as to which options may be granted to any one participant (including executive officers and directors of the Company), it does provide that no employee may be granted Incentive Stock Options which first become exercisable in any calendar year to purchase shares of Common Stock having a fair market value (determined at the time of the grant of the option) in excess of $100,000, reduced by the fair market value (similarly determined) of any shares subject to incentive stock options granted under any other plan of the Company which also become exercisable in such calendar year.

    The Board or Committee may in its discretion also include in a stock option agreement a provision making the exercise price of any option granted under the 1993 Plan payable in full (i ) by cash, by cancellation of indebtedness owed by the Company to Optionee, or by any combination of the foregoing, or (ii) by a full recourse promissory note executed by the optionee. If payment is made by means of a promissory note, the shares purchased generally would be held in pledge to secure payment of the note. Unless and until the purchaser defaulted under the promissory note or governing instruments, the shares so pledged would remain registered in the name of the purchaser, and the purchaser would be entitled to vote the shares and to receive all dividends and any other amounts accruing as a result of his or her ownership of such shares.

    If an optionee's employment is terminated other than for cause (as defined in each option agreement). The employee will have the right to exercise his option to the extent then exercisable, at any time within a three (3) month period thereafter, to the extent he was entitled to exercise the option prior thereto. If an optionee dies while still employed, or within he period of time within twelve (12) months thereafter by his estate of by the person or persons to whom his rights under the option passed by will or the laws of descent or distribution, but only to the extent such which options may be exercised. Options granted under the 1993 Plan will not be transferable except by will and the laws of descent and distribution. During the life of the person to whom the option is granted, that person alone may exercise it.

    Within the limits of the 1993 Plan, the Board or Committee may also modify, extend or renew outstanding options or accept the cancellation of outstanding options (to the extent not previously exercised) for the granting of new options in substitution therefor. However, no modification of any option which alters or impairs any rights or obligations under any option previously granted may be made without the consent of the optionee.

    For employees holding more than ten percent (10%) of the total combined voting power of all classes of outstanding stock, the purchase price of each option granted under the 1993 Plan cannot be less than 110% of the fair market value per share of the Company's Common Stock subject thereto on the date of the grant. For all other participants, the option exercise price may not be less than the fair market value per share of the Company's Common Stock subject thereto on the date of the grant. Upon exercise of an option, the exercise price shall be payable to the company in full. The fair market value per share will generally be the closing bid quotation for a share of the Company's Common Stock on the date an option is or was granted under the 1993 Plan. If there is no market price available on such date, the fair market value per share will be determined on the basis of factors deemed relevant by the Committee, including without limitation the book value of the shares on such date and the earnings of the Company.

    The Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1993 Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may either increase the number of shares subject to the 1993 Plan (with the exception of adjustments resulting from changes in capitalization) or change the class of participants eligible to receive options granted under the 1993 Plan without stockholder approval.

    In the event that the Company should elect to dissolve, merge or consolidate with any other corporation, sell substantially all of its assets to another person or entity, or enter into any other reorganization in a transaction which the company is not the surviving corporation, the date of exercisability of each option outstanding under the 1993 Plan will be accelerated to date prior to such transaction unless provision is made in connection with such transaction for the option or substitution of new options with appropriate adjustments by the surviving corporation.

    The foregoing description of the 1993 Plan is only a summary of the principle terms of the 1993 Plan, does not purport to be complete, and reference is made to the 1993 Plan which sets forth in detail all of the terms and conditions upon which option scan be granted thereunder. A complete copy of the 1993 Plan, as amended, will be provided without charge, upon written request, to any stockholder to whom this Notice of Annual Meeting and Proxy Statement is being sent, addressed to Corporate Secretary, CAM Data Systems, Inc., 17520 Newhope Street, Suite 100, Fountain Valley, California 92708.

Federal Income Tax Consequences

    At the time of the grant of Nonstatutory Option, the optionee will recognize no taxable income, and the Company will not be entitled to a deduction, as long as such options are not actively traded on an established market and their fair market value cannot otherwise be measured with reasonable accuracy. However, upon the exercise of a Nonstatutory Option the optionee will recognize taxable income in the amount by which the then fair market value of the shares of the Company's Common Stock acquired upon exercise exceeds the aggregate exercise price therefor, with the Company being entitled to a compensation deduction for federal income tax purposes in an equal amount. The amount of such taxable income will be characterized as compensation income to the optionee. Persons that may be subject to the application of the provisions of Section 16(b) are subject to certain additional rules.

    Upon subsequent disposition of shares of Common Stock acquired upon exercise of a Nonstatutory Option, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the basis for the shares (the basis being equal to the sum of the price paid for the shares upon exercise and the amount of ordinary income recognized on account thereof), provided that the shares were held as a capital asset. Any capital gain or loss to the optionee will be characterized as long or short term, depending upon whether the holding period for long-term capital gain treatment, currently six months, has been met.

Recommendation

    The Company's Board of Directors has unanimously recommended that the Company's stockholders vote FOR approval of the amendment to the 1993 Plan. Approval of the amendment to the 1993 Plan by the Company's stockholders will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote. As of the record date for the Annual Meeting, the company's management and nominees for election to the Board at the Annual Meeting, owned or had voting control over aggregate of 381,000 shares, or approximately 20% of the outstanding shares, of the Company's Common Stock. Each of these individual s has indicated his respective shares in favor of the 1993 Plan. Accordingly approval of the 1993 Plan by the stockholders of the Company will require the affirmative vote of 609,000 additional shares of Common Stock.

    OTHER BUSINESS

    The Board of Directors knows of no matters other than those described herein which are to be brought before the 1996 Annual Meeting of Shareholders. However, if any other proper matters are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

    Properly executed and returned proxies, unless revoked, will be voted as directed by the stockholder or in the absence of such direction, by the persons named therein FOR the election of the three director nominees listed, FOR the approval of the confirmation of the appointment of Ernst & Young to serve as the independent auditors of the Company for the fiscal year ending September 30, 1996, FOR the amendment to the 1993 Stock Option Plan. As to any other business which may properly come before the Annual Meeting, the proxyholders will vote in accordance with their best judgment.

    ANNUAL REPORTS

    The Company's 1995 Annual Report to Shareholders, which includes audited financial statements for the Company's fiscal year ended September 30, 1995, has been or is concurrently with this proxy statement being mailed to shareholders of record on March 11, 1996. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, and any amendments thereto, is available without charge to any shareholder of the Company upon written request to CAM Data Systems, Inc., 17520 Newhope Street, Suite 100, Fountain Valley, California 92708, Attention: Finance department.

    SUBMISSION OF SHAREHOLDERS PROPOSALS

    Shareholders of the Corporation wishing to include proposals to be put before the shareholders at the Annual Meeting of Shareholders of the Company to be held in 1997, must submit the same in writing so as to be received at the executive offices of the Company on or before December 27, 1996. Such proposals must also meet the other requirements of the rules of Securities and Exchange Commission relating to shareholders' proposals.

    NOTICE TO BANKS, BROKERS/DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES

    Please advise the Company, at 17520 Newhope Street, Suite 100, Fountain Valley, California 92708, Attention: Secretary, whether other persons are the beneficial owners of the shares for which proxies are being solicited and, if so, the number of copies of the proxy statement, other soliciting material and Annual Report you wish to receive in order to supply copies to the beneficial owners of shares.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Geoffrey D. Knapp

Geoffrey D. Knapp
Secretary

Dated:  Fountain Valley, California
        March 11, 1996

                            CAM DATA SYSTEMS, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 9, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned shareholder of Cam Data Systems, Inc. (the "Company") hereby appoints Geoffrey D. Knapp, the Secretary of the Company, or failing him Paul Caceres, Jr., the Chief Financial Officer of the Company, or instead of
either of the foregoing,                         as the nominee of the
undersigned to attend and to act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held on May 9, 1996 at 2:00 P.M., Pacific Standard Time, and at any adjournments thereof, to the same extent and with same power as if the undersigned were personally present at said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote as indicated on the reverse side hereof.


                               SEE REVERSE SIDE

     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1
                           AND "FOR" ITEMS 2 AND 3.


1.  ELECTION OF                 FOR             WITHHELD
    DIRECTORS.                  [ ]                [ ]


NOMINEES:   Geoffrey D. Knapp
            Walter W. Straub
            David Frosh


Withheld for the following only (Write the name of the nominee(s) in the space below)


-------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY (SEE NOTE).

                 FOR            AGAINST             ABSTAIN
                 [ ]              [ ]                 [ ]

3.  PROPOSAL TO AMEND THE COMPANY'S 1993 STOCK OPTION PLAN (SEE NOTE).

                 FOR            AGAINST             ABSTAIN
                 [ ]              [ ]                 [ ]


NOTE: IN THE EVENT THAT NO SPECIFICATION HAS BEEN MADE WITH RESPECT TO ANY MANNER IN WHICH THE NAMED PROXY NOMINEES ARE REQUIRED TO VOTE ON ANY MATTER, THE PROXY NOMINEES ARE INSTRUCTED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR ANY MATTER.

If there are amendments or variations to the matters proposed at the meeting, or at any adjournment or adjournments thereof, of if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein to vote on such amendments, variations or other business.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK 10005, ATTN: PROXY DEPT.

SIGNATURE                                   DATE
          ------------------------------          ---------------------------

SIGNATURE                                   DATE
          ------------------------------          ---------------------------
            SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.